UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2013

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Salisbury Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Connecticut (State of other jurisdiction of incorporation)	000-24751 (Commission File Number)	06-1514263 (IRS Employer Identification No.)

5 Bissell Street, Lakeville, Connecticut (Address of principal executive offices)	06039 (Zip Code)

Registrant’s telephone number, including area code: (860) 435-9801

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2013, Mr. B. Ian McMahon will resign from his position as the Chief Financial Officer and Chief Accounting Officer of Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, and the holding company’s subsidiary Salisbury Bank and Trust Company (the “Bank”). Mr. McMahon will resign to pursue another career opportunity. Mr. McMahon’s resignation is not the result of any disagreement with Salisbury on any matter relating to Salisbury’s operations, policies or practices.

Effective March 1, 2013, the Boards of Salisbury and the Bank have appointed Richard J. Cantele, Jr., President and Chief Executive Officer of Salisbury and the Bank to serve as the Chief Financial Officer and Chief Accounting Officer of the Company and the Bank on an interim basis until the Board announces a permanent replacement. Mr. Cantele will continue to serve as President and Chief Executive Officer of Salisbury and the Bank.

Mr. Cantele is 53 years of age. Mr. Cantele previously served as interim Chief Financial Officer of Salisbury and the Bank from July 2009 through September 2009. Mr. Cantele has been a Director of Salisbury and the Bank since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance; and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of Salisbury and the Bank in 2009, prior to which he served as President and Chief Operating Officer of Salisbury and the Bank since 2005. Mr. Cantele has been an executive officer of Salisbury since 2001 and the Bank since 1989.

There are no family relationships between Mr. Cantele and any director or executive officer of Salisbury and Mr. Cantele has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Exhibit No.	Description

99.1	Press release dated February 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Salisbury Bancorp, Inc.

Date: February 15, 2013	By:	/s/ B. Ian McMahon B. Ian McMahon Chief Financial Officer